Exhibit 99.1

Transactions involving shares of Common Stock of the Issuer during the past 60 days

On March 8, 2021, the Reporting Person transferred by gift 1,000,000 shares to a charitable organization.

On March 9, 2021, the Reporting Person transferred by gift 1,000,000 shares to a charitable organization.

On March 15, 2021, as a change in the form of her beneficial ownership, the Reporting Person received 475,124 shares for no consideration from a trust for which she is trustee and beneficiary which she transferred for no consideration to another trust for which she is trustee and beneficiary.

On March 17, 2021, as a change in the form of her beneficial ownership, the Reporting Person received 393,547 shares for no consideration from a trust for which she is trustee and beneficiary which she transferred for no consideration to another trust for which she is trustee and beneficiary.

On March 18, 2021, as a change in the form of her beneficial ownership, the Reporting Person received 341,998 shares for no consideration from trusts for which she is trustee and beneficiary which she transferred for no consideration to another trust for which she is trustee and beneficiary.

On March 22, 2021, as a change in the form of her beneficial ownership, the Reporting Person received 367,809 shares for no consideration from a trust for which she is trustee and beneficiary which she transferred for no consideration to another trust for which she is trustee and beneficiary.

On April 1, 2021, the Reporting Person transferred by gift 1,000,000 shares to a trust organized exclusively for charitable purposes.

On April 5, 2021, as a change in the form of her beneficial ownership, the Reporting Person received 265,228 shares for no consideration from a trust for which she is trustee and beneficiary which she transferred for no consideration to another trust for which she is trustee and beneficiary.